EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2015 with respect to the consolidated balance sheets of People’s Utah Bancorp and subsidiaries (collectively, the Company) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, included in the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission.

/s/ TANNER LLC

Salt Lake City, Utah
May 18, 2015